Exhibit 4.1

Amendment No. 3 to Third Amended and Restated Credit Agreement

This amendment dated as of May 5, 2014 (“Amendment”) to the Agreement, as defined below, is entered into by and among Astronics Corporation (“Borrower”), each of the lenders under the Agreement, i.e., HSBC Bank USA, National Association, Bank of America, N.A. and Manufacturers and Traders Trust Company (collectively, the “Lenders”) and HSBC Bank USA, National Association, as agent for the Lenders under the Agreement (“Agent”), and as the Swingline Lender and Issuing Bank. Terms used herein and not otherwise defined are used with their defined meanings from the Agreement.

Recitals

A. Borrower, the Agent and the Lenders are the present parties to a Third Amended and Restated Credit Agreement dated as of July 18, 2013, as amended pursuant to Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of December 31, 2013 and Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of February 28, 2014 (the “Agreement”).

B. On or about February 28, 2014 (the “EADS Acquisition Closing Date”), Borrower’s Subsidiary, Astronics Test Systems Inc. (“ATS”) acquired substantially all of the assets of the EADS North America Test and Systems division of EADS North America Inc. (the “EADS Acquisition”).

C. In connection with the EADS Acquisition, EADS North America, Inc. (“EADS”) assigned to ATS and ATS assumed from EADS that certain Lease Agreement dated as of May 21, 2002 between RII (CA) QRS 15-2, Inc. and EADS, as amended, with respect to certain premises located in Irvine, California (the “Irvine Lease”).

D. Borrower has requested that the Irvine Lease and certain similar leases be treated as operating leases rather than capital leases for purposes of the Agreement.

E. The Lenders and the Agent are agreeable to the foregoing to the extent set forth in this Amendment.

F. The Borrower and each of the Guarantors will benefit from the changes to the Agreement set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and of the loans or other extensions of credit heretofore, now or hereafter made by the Lenders to, or for the benefit of, the Borrower and its Subsidiaries, the parties hereto agree as follows:

Conditions Precedent to this Amendment. This Amendment shall be effective as of the date first written above once the following conditions precedent are satisfied:

Amendment Documentation. The Agent shall have received: six (6) originals of this Amendment executed by all parties hereto.

No Default. As of the date hereof, after giving effect hereto, no Default or Event of Default shall have occurred and be continuing.

Representations and Warranties. The representations and warranties contained in the Agreement shall be true, correct and complete as of the date hereof as though made on such date, except to the extent such representations and warranties are expressly limited to a specific date.

Amendments. The Agreement is amended as follows:

Article I entitled “Definitions” is amended effective as of the EADS Acquisition Closing Date, by adding the following new definitions of “Acquired Operating Lease” and “Irvine Lease” in the appropriate alphabetical order:

“Acquired Operating Lease” - The Irvine Lease and any other lease of the Borrower or a Subsidiary that results from a Permitted Acquisition that would be characterized as an operating lease under GAAP if the Borrower or its Subsidiary were then entering into such lease, as lessee, but which is not permitted under GAAP to be re-classified as an operating lease following such Permitted Acquisition because of the historical classification of such lease as a capital lease.

“Irvine Lease” - That certain Lease Agreement dated as of May 21, 2002, between RII (CA) QRS 15-2, Inc., a Delaware corporation, as landlord, and EADS North America, Inc., a Delaware corporation (as successor-in-interest), as tenant, as amended by that certain First Amendment to Lease Agreement dated as of July 12, 2007 and that certain Second Amendment to Lease Agreement, Release and Consent dated as of February 28, 2014, and assigned by EADS North America, Inc. to and assumed by ATS, as tenant, pursuant to an Assignment and Assumption of Lease dated as of February 28, 2014, with respect to certain premises located in Irvine, California as those premises are more particularly described in such Irvine Lease.

Article I entitled “Definitions” is further amended effective as of the EADS Acquisition Closing Date by deleting the present definitions of “Capital Lease” and “Operating Lease” and replacing them with the following definition:

“Capital Lease” - As applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as Lessee that in conformity with GAAP should be accounted for as a capital lease on the balance sheet of that Person; provided however, any Acquired Operating Lease will be an Operating Lease and not a Capital Lease for all purposes of this Agreement, without regard to how such Acquired Operating Lease is classified under GAAP. All financial calculations, including, without limitation, the amount of Consolidated EBITDA, Consolidated Net Income and Consolidated Interest Expense, will be adjusted to reflect such treatment of each Acquired Operating Lease as an Operating Lease and compliance with any covenant set forth in this Agreement will be similarly determined on the basis that each Acquired Operating Lease is an Operating Lease, and not a Capital Lease, and does not create any Capital Lease Obligations or Capitalized Lease Obligations.

“Operating Lease” - As applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is not accounted for as a Capital Lease on the balance sheet of that Person except as otherwise provided in the definition of Capital Lease.

Reaffirmations.

The Borrower hereby acknowledges and reaffirms the execution and delivery of its Second Amended and Restated General Security Agreement dated as of July 18, 2013 and as supplemented prior to the date hereof (collectively, the “Borrower Security Agreement”), and agrees that the Borrower Security Agreement shall continue in full force and effect and continue to secure the “Obligations” as defined therein, including all indebtedness to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. The Borrower further acknowledges and reaffirms the authorization of any financing statements filed against the Borrower in connection with the Borrower Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent, for the benefit of the Agent and the Lenders, by the Borrower under the Borrower Security Agreement or otherwise.

Each of the Guarantors hereby acknowledges and reaffirms the execution and delivery of the Second Amended and Restated Continuing Absolute and Unconditional Guaranty dated as of July 18, 2013 as supplemented and reaffirmed prior to the date hereof (collectively, the “Guaranty”) and the Second Amended and Restated General Security Agreement dated as of July 18, 2013 as supplemented prior to the date hereof (collectively, the “Guarantor Security Agreement”), and agrees that such Guaranty and the Guarantor Security Agreement shall continue in full force and effect and continue to guarantee or secure, as applicable, all “Obligations” as defined therein, including all indebtedness of the Borrower to the Agent, the Lenders and the Issuing Bank arising under or in connection with the Agreement, as amended hereby, and any renewal, extension or modification thereof, and the documents executed in connection therewith. Each Guarantor further acknowledges and reaffirms the authorization of any financing statements filed against such Guarantor in connection with the Guarantor Security Agreement and acknowledges, reaffirms, ratifies and agrees that the filing of such financing statement or financing statements shall continue in full force and effect and continue to perfect the Agent’s security interest in any and all collateral described therein granted to the Agent by such Guarantor under the General Security Agreement or otherwise.

Luminescent Systems, Inc. (“LSI”) hereby acknowledges and reaffirms the execution and delivery of the following mortgage documents (the “Mortgage Documents”):

a. An Agency Mortgage and Security Agreement (Acquisition Loan) dated as of October 1, 1999 and recorded in the Erie County Clerk’s Office October 27, 1999 in Liber 12860 of Mortgages at page 2304 (“1999 Acquisition Mortgage”);

b. An Agency Mortgage and Security Agreement (Building Loan) dated as of October 1, 1999 and recorded in Erie County Clerk’s Office October 27, 1999 in Liber 12860 of Mortgages at page 2343 (“1999 Building Mortgage”);

c. An Agency Mortgage and Security Agreement (Indirect Loan) dated as of October 1, 1999 and recorded in the Erie County Clerk’s Office October 27, 1999 in Liber 12860 of Mortgages at page 2380 (“1999 Indirect Mortgage”);

d. Assignment of Mortgage and First Modification of Agency Mortgage and Security Agreement, each dated as of January 22, 2009 by which the 1999 Acquisition Mortgage, the 1999 Building Mortgage and the 1999 Indirect Mortgage were assigned by HSBC Bank USA, National Association to the Agent.

LSI agrees that each of the Mortgage Documents shall continue in full force and effect and continue to secure the “Obligations” as defined therein, up to the amount set forth in such Mortgage Documents, including, without limitation, indebtedness arising under or in connection with the “Term Loan” under the Agreement.

Each of LSI and the Borrower hereby acknowledges and reaffirms the execution and delivery of the following documents to which they are a party (each as defined in the Reaffirmation Agreement dated as of July 18, 2013 by the Borrower and LSI, DME and Astronics Advanced:

a.	1998 Reimbursement Agreement;

b.	1998 Collateral Documents;

c.	1998 Guaranty;

d.	1999 Reimbursement Agreement;

e.	1999 Collateral Documents;

f.	1999 Mortgages;

g.	2007 Reimbursement Agreement;

h.	2007 Collateral Documents;

i.	2007 Mortgages;

j.	Astronics Guaranties.

Each of LSI and the Borrower further agrees and acknowledges that the 1998 Collateral Documents, the 1999 Collateral Documents and the 2007 Collateral Documents shall continue in full force and effect and secure the “Obligations” under the 1998 Reimbursement Agreement, the 1999 Reimbursement Agreement and the 2007 Reimbursement Agreement, as applicable, and any renewal, extension or modification thereof, and the documents executed in connection therewith.

The Borrower further agrees and acknowledges that the Astronics Guaranties continue in full force and effect and guarantee the “Obligations” under the 1998 Reimbursement Agreement, the 1999 Reimbursement Agreement and the 2007 Reimbursement Agreement, as applicable, and any renewal, extension or modification thereof, and the documents executed in connection therewith.

Other.

This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or e-mail scanned image, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail scanned image to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by e-mail as a defense to the formation of a contract and each party forever waives such defense.

This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may be in effect from time to time, without regard to principles of conflicts of law.

Borrower shall take such other and further acts, and deliver to the Agent and the Lenders such other and further documents and agreements, as the Agent shall reasonably request in connection with the transactions contemplated hereby.

[Signature Page Follows]

The Borrower, the Agent and the Lenders have caused this Amendment to be duly executed as of the date shown at the beginning of this Amendment.

ASTRONICS CORPORATION

By:
David C. Burney
Vice President - Finance

Consented to, and Agreed, as of the date of this Amendment by the following Guarantors:

ASTRONICS ADVANCED ELECTRONIC SYSTEMS CORP.
LUMINESCENT SYSTEMS, INC.
D M E CORPORATION
BALLARD TECHNOLOGY, INC.
MAX-VIZ, INC.
ASTRONICS AEROSAT CORPORATION
PECO, INC.
ASTRONICS TEST SYSTEMS INC.

By:
David C. Burney, Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION as Agent

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION as a Lender, Swingline Lender and Issuing Bank

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:
Name:
Title: